Exhibit 5.1
June 5, 2007
Board of Directors
Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, Pennsylvania 19102
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration for resale from time to time of shares of common stock (the “Shares”) issued and issuable pursuant to the Agreement dated May 25, 2006 by and among Meridian Capital Group, LLC, Meridian Capital Funding, Inc., Sovereign Bancorp, Inc. (the “Company”) and Sovereign Bank (the “Agreement”). As counsel to the Company, we have reviewed:
     (1) the Articles of Incorporation of the Company;
     (2) the Bylaws of the Company;
     (3) the Agreement;
     (4) resolutions adopted by the Company’s Board of Directors (the “Board of Directors”) on April 20, 2006; and
     (5) the Registration Statement.
     The documents listed above are hereinafter collectively referred to as the “Documents.” In our examination of the Documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     Based upon our review of the Documents, and subject to the limitations, qualifications, exceptions and assumptions stated hereafter, it is our opinion that the Shares, when issued as contemplated by the Agreement, are and will be duly authorized, validly issued by the Company and fully paid and nonassessable.

     This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose. Except as provided herein, it may not be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions set forth herein are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.
     This opinion is limited to the laws of the Commonwealth of Pennsylvania and we have not considered and express no opinion on the laws of any other jurisdiction. We assume no obligation to update or supplement our opinions set forth herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to us under the heading “Legal Matters” in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
STEVENS & LEE
/s/ Stevens & Lee